ASSET PURCHASE AGREEMENT



             ASSET PURCHASE AGREEMENT dated as of July 31,1998 by and among HMG SCHUTZ INTERNATIONAL, INC., a corporation organized under the laws of the State of New York, with its principal offices located at 475 Tenth Avenue, New York, New York 10018 (the "Purchaser"), SCHUTZ INTERNATIONAL INC., a corporation organized under the laws of the State of Delaware with its principal offices at 8710 Ferris Avenue, Morton Grove, Illinois (the "Company") and HWO VENTURES INC., a corporation organized under the laws of the State of Delaware with its principal offices at 437 Madison Avenue, New York, New York 10022 and the sole shareholder of the Company ("HWO").


                                    RECITALS

             The Company is in the business, among other things, of designing, manufacturing, assembling and selling merchandising systems intended to be utilized to display products for sale at retail locations (the "Business") which is conducted from the Company's offices located at 8710 Ferris Avenue, Morton Grove, Illinois (the "Company Facilities");


             The Company and HWO, as the sole shareholder of the Company, desire to sell, and the Purchaser desires to acquire the Business and certain assets and properties utilized in the Business and to assume certain liabilities and obligations of the Company;


             Upon the consummation of the transactions contemplated by this Agreement, the Purchaser intends to operate the Business as a going concern. Concurrently herewith, among other things, the Purchaser is entering into a lease agreement to lease the Company Facilities from the Company with an option to purchase such Company Facilities (the "Facilities Lease Agreement"); the Purchaser is entering into employment agreements with certain key management employees of the Company.

             NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties hereby agree as follows:




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I.  PURCHASE AND  SALE OF ASSETS

    1.1      Assets Transferred.

             (a) Excluding only those assets and properties specifically identified on Schedule 1.1(a) (the "Excluded Assets"), the Company hereby sells, transfers, assigns and delivers to the Purchaser, and the Purchaser hereby purchases from the Company, the Business and all of the Company's right, title and interest in and to all of the assets and properties owned the Company, tangible and intangible, of whatsoever kind and wheresoever situated, owned by the Company (collectively referred to as the "Purchased Assets").

             (b) Without limitation, the Purchased Assets include all of the Company's right, title and interest in and to:

                      (i) Accounts Receivable. Subject to the adjustments set forth in Section 1.4, all of the accounts receivable of the Company reflected on the Company Balance Sheet referred to in Section 5.7, as modified or changed between the Company Balance Sheet Date (as defined in Section 5.7) and July 31, 1998 (the "Measuring Date");

     (ii)  Inventory  and  Supplies.  Subject  to the  adjustments  set forth in
Section 1.4, all of the inventory which is used or held for use by the Company in the conduct of the Business, including raw material, work-in-process, and finished product, together with all rights of the Company against suppliers of such inventory ("Inventory") and office and other supplies which are used by the Company in the conduct of the Business, as reflected on the Company Balance Sheet, as modified or changed between the Company Balance Sheet Date and the Measuring Date;

                      (iii) Machinery and Equipment. All equipment, fixtures, leasehold improvements and furniture, machinery, tools, molds, and other tangible property (other than Inventory) used or held for use in the conduct of the Business net of accumulated depreciation and amortization (the "Machinery and Equipment"), all as listed on Schedule 1.1(b) hereof;

                      (iv) Books and Records. All books, records, files, and other records used or held for use in the conduct of the Business or otherwise relating to the Purchased Assets, other than the minute books, charter documents, stock transfer books and records, and corporate seal of the Company, including without limitation, all distribution and supplier lists and all marketing studies, surveys, plans and specifications;




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                      (v)      Client List.  The Company's current and
                               prospective client list and other
                               customer data relating to the Business;

                      (vi)     Goodwill.  All goodwill related to the Business;

                      (vii) Intangible Personal Property. All Intellectual Property (as defined in Section 5.23 below), used or held for use by the Company in the conduct of the Business (including the Company's goodwill therein) including but not limited to the name "Schutz International" (or any variation thereof);

                      (viii) Contracts. Subject to the provisions of Section 1.11, the existing contracts and agreements of the Company with clients and the right to service such clients, and the Company's rights under its purchase orders and other contracts and agreements, as set forth on Schedule 5.11 (the "Contracts"); and

                      (ix) Other Property. Except for the Excluded Assets, any other tangible or intangible personal property owned by the Company and used in the Business.

    1.2      No Assumption of Liabilities Not Specifically Listed.

             Except as set forth in Section 1.3, the Purchaser does not hereby assume or undertake any liability for outstanding accounts, debts, obligations, contracts, liabilities, claims or other commitments of the Company or of the Business of any kind whatsoever, absolute or contingent, liquidated or unliquidated, matured or not matured, to the extent that the liability relates to events, occurrences or transactions occurring prior to the Closing or arising after the Closing as a result of events occurring prior to the Closing (the "Excluded Liabilities").

    1.3      Assumed Liabilities; Assignments.

             In connection with the sale, transfer, conveyance, assignment and delivery of the Purchased Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, the Purchaser hereby assumes on the execution and delivery of this Agreement and agrees to pay, perform and discharge when due the following obligations of the Company arising in connection with the operation of the Business prior to the Closing (as hereinafter defined) (the "Assumed Liabilities"), and no others:

             (a) Subject to the adjustments set forth in Section 1.4, all liabilities of the Company relating to the Business to the extent they are reflected on the Company Balance Sheet, as modified or changed between the Company Balance Sheet Date and the Measuring Date;




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



             (b) All of the Company's obligations under all pending orders for the sale of goods or services identified in Schedule
                      5.10 (hereinafter referred to as the "Work-in- Process") to the extent they have not been completed as of the Closing, and subject to the provisions of Section 1.11, under all Contracts set forth on Schedule 5.11 hereof; and

             (c) Transfer Taxes which are to be borne by the Purchaser pursuant to the express provisions of Section 4.5.

    1.4      Post-Closing Adjustments to Purchased Assets.

     (a) If the Accounts Receivable are not fully collected within ninety (90) days after the Closing, such uncollected amounts shall, at the option of the Purchaser, constitute an offset against, and a deduction from the principal amount of the Purchase Price Note (as defined in Section 1.5) and an amended Purchase Price Note (an "Amended Purchase Price Note") shall be delivered to the Company promptly in the manner set forth in Section 2.3(c). If the Purchaser offsets any Account Receivable, it shall transfer such Account Receivable to the Company at no cost.

     (b) If any of the Inventory is not sold by December 31, 1998 , the carrying value of such unsold inventory shall, at the option of the Purchaser, constitute an offset against, and a deduction from the principal amount of the Purchase Price Note and an Amended Purchase Price Note shall be delivered to the Company in the manner set forth in Section 2.3(c) (except that the Amended Purchase Price Note may be delivered within the later of (x) twenty (20) days after December 31, 1998 or (y) resolution of any objection to the calculation, as set forth in Article VIII) and promptly upon receipt of the Amended Purchase Price Note, the Company shall return the original Purchase Price Note to the Purchaser for cancellation. If the Purchaser offsets any Inventory, it shall promptly transfer and deliver (to the location requested by the Company) such Inventory to the Company at no cost.

     (c) If the Purchaser receives an invoice or other notification from a trade or other creditor indicating that the amounts due to such trade or other creditor, based on transactions prior to the Measuring Date, are greater than the amounts reflected on the Closing Balance Sheet, (as defined in Section 5.7 below) such additional amounts shall, at the option of the Purchaser, constitute an offset against, and a deduction from the principal amount of the Purchase Price Note and, upon exercise of such option, an Amended Purchase Price Note shall be delivered to the Company in the manner set forth in Section 2.3(c) (except that the Amended Purchase Price Note may be delivered within the later of (x) twenty (20) days after the Purchaser's receipt of (A) the invoice or (B) the Closing Balance Sheet; (y) December 31, 1998 or (z) resolution of any objection to the calculation, as set


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



                      forth in Article VIII) and the Purchaser shall assume such additional liability. Notwithstanding the foregoing, if such invoice relates to an asset not included on the Company Balance Sheet, no such offset shall be permitted. Furthermore, if the Purchaser receives an invoice or other notification from a trade creditor indicating that the amounts due to such trade or other creditor, based on transactions prior to the Measuring Date, are less than the amounts reflected on the Closing Balance Sheet, such additional amounts shall be reflected as an increase in the principal amount of the Purchase Price Note and an Amended Purchase Price Note shall be delivered to the Company in the manner set forth in Section 2.3(c) (as modified by this Section).

    1.5      Purchase Price Components.

             The parties agree that the aggregate purchase price for the Purchased Assets and the Business (the "Purchase Price") shall be the sum of the following:

             (a) subject to the adjustment set forth in Section 1.4 and 2.3(c), a fixed payment of $3,517,208, in the form of a promissory note, which represents the book value of the Purchased Assets on the date hereof, calculated as set forth in Article II hereof (the "Fixed Purchase Price"); plus

             (b) an aggregate of 100,000 unregistered shares (the "Purchase Price Shares") of the common stock of HMG Worldwide Corporation, a Delaware corporation ("HMG"); plus

             (c) royalty payments based on future sales revenues of the Business (the "Future Payments") as described in Article III below.

    1.6      Payment for the Purchased Assets.

             In partial satisfaction of the Purchase Price, Purchaser hereby delivers to the Company or its designee:

             (a) the promissory note of the Purchaser, in the form attached hereto as Exhibit A, in the principal amount of $3,517,208, (the "Purchase Price Note"), which is subject to adjustment pursuant to Articles II and VII hereof; and

             (b) a certificate for the Purchase Price Shares, free and clear of all mortgages, liens security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "Liens") and duly registered in the name of the Company.




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



    1.7      Deliveries by the Company and HWO.

             Concurrently  herewith,  the  Company  and HWO  have  delivered  to
Purchaser:

             (a) a bill of sale substantially in the form set forth on Exhibit B (the "Bill of Sale");

             (b) a list of the Company's customers and prospects as of the date hereof, duly certified by the President of the Company (the "List of Company Customers and Prospects"), which the parties hereby agree shall be used for purposes of calculating the Future Payments as set forth in Article III hereof;

             (c) subject to the provisions of Section 1.11, assignments of all contracts, agreements, commitments and Work-in-Process included in the Purchased Assets;

             (d) a non-competition agreement substantially in the form set forth on Exhibit C (the "Non-Competition Agreement");

             (e) an indemnity agreement substantially in the form set forth on Exhibit D (the "Indemnity Agreement");

     (f) the opinion of Davis & Gilbert LLP, the Company's counsel, dated as of the date hereof in form and substance satisfactory to Purchaser, to the effect that: (i) the Company's and HWO's corporate existence and good standing are as stated in Sections 5.1, 5.2, 5.3 and 5.4 hereof, (ii) this Agreement is valid and binding upon each of them in accordance with the terms hereof; and (iii) all corporate and other proceedings required to be taken by or on the part of the Company or HWO to authorize each of them to carry out this Agreement and to deliver the Purchased Assets and the other instruments referred to in Article IV have been duly and properly taken;

             (g) evidence satisfactory to the Purchaser that all liens and encumbrances related to any of the Purchased Assets in connection with Omnicom's security interest granted pursuant to a Security Agreement dated April 18, 1997 between Omnicom, HWO and the Company, are duly, validly and fully released and terminated as of the Closing; and

             (h) Environment Indemnity Agreement in form and substance satisfactory to the Purchaser.

     1.8     Deliveries by the Purchaser.

             Concurrently herewith, the Purchaser has delivered to the Company and HWO:




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



             (a) an assumption of the contracts, agreements and commitments assigned to the Purchaser by the Company under Section 1.3 hereof and listed in Schedule 5.11 hereof; and

     (b) the opinion of Parker Duryee Rosoff & Haft, P.C., the Purchaser's counsel, dated as of the date hereof, in form and substance satisfactory to the Company, to the effect that (i) the Purchaser's corporate existence and good standing are as stated in Sections 6.1, 6.2 and 6.3 ; (ii) the Purchaser's representations under this Agreement are valid and binding upon it in accordance with the terms hereof and (iii) all corporate and other proceedings required to be taken by or on the part of the Purchaser to authorize it to carry out this Agreement have been duly taken.

     1.9 Allocation of Purchase Price. The parties hereto agree that the Purchase Price for the Purchased Assets shall be allocated to the Purchased Assets in accordance with the values of the assets incorporated in the Closing Balance Sheet.

     1.10 Closing. The closing under this Agreement is taking place simultaneously with the execution and delivery of this Agreement at 10:00 a.m. as of July 31, 1998 (the "Closing") at the offices of Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019.

     1.11 Third-Party Consents. Anything in this Agreement to the contrary notwithstanding, in the event an assignment or purported assignment to the Purchaser of any of the Contracts (as defined in Section 5.11), or any claim, right or benefit arising thereunder or resulting therefrom, without the consent of other parties thereto, would constitute a breach thereof or would not result in the Purchaser receiving all of the rights of the Company thereunder, such Contract shall be deemed not to have been assigned by the Company to the Purchaser. However, notwithstanding anything to the contrary contained in the Agreement, the failure of the Company to obtain the consent of one or more of such third parties shall not be a basis for any claim by the Purchaser that the Company failed to meet any of its obligations under this Agreement or breached a representation or warranty contained in this Agreement. Under those circumstances, if requested by the Purchaser after the Closing, the Company will use its reasonable commercial efforts to obtain any such consent. If such unobtained consent is necessary to effectively assign a contract to the Purchaser, the Company will cooperate with the Purchaser in any commercially reasonable arrangement to provide the Purchaser with the full claims, rights and benefits under any such Contract, including enforcement, at the Purchaser's cost, for the benefit of the Purchaser, of any and all rights of the Company against a third party to such Contract, arising, as the case may be, out of the breach or cancellation by such third party or otherwise, and any amount received by the Company in respect thereof shall be held for and promptly paid over to the Purchaser.

    1.12 Post Closing Cooperation. After the Closing Date, the Purchaser, at the request of the Company, agrees reasonably to assist the Company in (a) the Company's environmental compliance efforts as set forth on Schedule 5.11 and (b) the Company's defense of the cause of action brought against it by Miller Brewing Company as set forth on Schedule 5.20 and the



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prosecution of any  counter-claim  against Miller Brewing Company raised in such litigation, and, upon delivery from the Purchaser of reasonably detailed documentation, the Company will promptly reimburse the Purchaser for any of the Purchaser's out-of-pocket expenses made in connection therewith. Following the
Closing,   each  party  will  afford  the  other  party,  its  counsel  and  its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of tax returns (ii) the determination or enforcement of rights and obligations under this Agreement,
(iii) compliance with the requirements of any governmental or regulatory authority, (iv) the determination or enforcement of the rights and obligations of any indemnified party under the Indemnity Agreement or (v) in connection with any actual or threatened action or proceeding.


                      II.        CALCULATION OF FIXED PURCHASE PRICE

    2.1      Determination of Fixed Purchase Price.

             (a) The Fixed Purchase Price shall mean the amount by which the book value of the Purchased Assets, exclusive of any goodwill of the business, exceeds the carrying value of the Assumed Liabilities as reflected on an audited balance sheet of the Business as of the Measuring Date (the "Closing Balance Sheet") to be prepared by Friedman, Alpren & Green, independent certified public accountants (the "Accountants") as provided in Section 2.2(a) below.

             (b) The Company has prepared a balance sheet (the "Company Balance Sheet") as at April 30, 1998, annexed hereto as
                      Schedule 5.7 and pursuant to which a preliminary amount for the Fixed Purchase Price (the "Preliminary Fixed Purchase Price") has been determined and the payments have been calculated and made by Purchaser pursuant to Section 1.5(a).

    2.2      Closing Balance Sheet.

              As soon as practicable after the Closing, the Accountants shall prepare and deliver to the parties the Closing Balance Sheet, a calculation of the Fixed Purchase Price and a computation of the difference, if any, between the Fixed Purchase Price and the Preliminary Fixed Purchase Price. The Closing Balance Sheet shall be delivered to the parties within 90 days after the Closing.

             (a) The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied ("GAAP").

             (b) The determination of the Accountants shall be final, unless within twenty (20) days after receipt of the Closing Balance Sheet, the Purchaser or the Company,



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



                      as the case may be, notifies the other of any objection to the Closing Balance Sheet or the calculation of the Accountants, specifying such objections in reasonable detail. Upon receipt of any such objection, the matter shall be resolved as set forth in Article VIII of this Agreement.

    2.3      Adjustments to the Purchase Price Note.

             (a) In the event that the Fixed Purchase Price as reflected in the Closing Balance Sheet is less than that reflected in the Company Balance Sheet, such amount shall be subtracted from the principal balance of the Purchase Price Note.

             (b) In the event that the Fixed Purchase Price as reflected in the Closing Balance Sheet is greater than that set forth in the Company Balance Sheet, the Purchase Price shall be increased by the excess amount, which amount shall be added to the principal balance on the Purchase Price Note.

             (c) In the event of an adjustment of the Purchase Price Note under either subsection (a) or (b) of this Section 2.3, the Purchaser shall deliver an Amended Purchase Price Note to the Company within the later of (x) twenty (20) days after receipt of the Closing Balance Sheet or (y) resolution of any objection to the calculation, as set forth in Article VIII, and promptly upon receipt of the Amended Purchase Price Note, the Company shall return the original Purchase Price Note to the Purchaser for cancellation.


                                                   III. FUTURE PAYMENTS

    3.1      Percentage of Net Revenues.

             As set forth in Section 1.5(c), the Purchaser hereby agrees to make Future Payments to the Company or its designee for the period commencing on the Closing Date and ending December 31, 1998, the calendar years 1999 and 2000 and for the period commencing January 1, 2001 and ending on the third anniversary of the Closing Date (each such period, a "Measuring Period" and the periods together, the "Future Payment Term") as follows:

     (a) During the Future Payment Term, the Future Payments to be made by the Purchaser to the Company or its designee pursuant to this Article III will be equal to two percent (2%) of the annual Net Revenues during each Measuring Period (the "Percentage Payment") from any continuing business conducted by the Purchaser with the Company customers ("Customers") that are listed in the List of Company Customers and Prospects, which has been delivered to the Purchaser pursuant to Section 1.7(b). The parties understand and agree that with respect to any current prospect included in the List of Company Customers and Prospects, (a "Prospect"), Future Payments will only be made in the event



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



                      that the Prospect places an order with the Purchaser within twelve (12) months after the Closing (" a Qualified Prospect").

     (b) For purposes of this Section 3.1, "Net Revenues" shall mean sales revenues during the applicable Measuring Period that the Purchaser receives from continuing business with the Customers or Qualified Prospects from sales of goods or services similar to the goods and services rendered by the Company to the Company Customers or Qualified Prospects prior to the date hereof, net of shipping and handling costs, expense reimbursements, discounts, allowances and returns, as determined in accordance with GAAP. During the Future Payment Term, the Purchaser agrees that it shall pay the Company the Future Payments as set forth herein notwithstanding any transfer of such continuing business with the Customers to any of the Purchaser's affiliates. Notwithstanding the previous sentence, the parties understand and agree that any sale of goods or services to Customers and Qualified Prospects by the Purchaser after the Closing that are not "similar" to goods and services sold by the Company prior to the Closing will not be considered "continuing business" for the purposes of this Agreement, and the sales revenues from such dissimilar goods and/or services will not be included in the calculation of Net Revenues for purpose of this Article III and such services will not be governed by the restrictions of the immediately preceding sentence. The parties agree that the current goods and services offered by HMG that are "dissimilar" to those sold by the Company prior to the Closing are the following: (i) market and retail research and consulting services, including photo audits and field investigations; (ii) package design services; (iii) volumetric and plan-o-gram studies; and (iv) interactive computer design, development programming and production services, including interactive video, HMG's proprietary interactive computer systems and Internet software. The Purchaser moreover agrees to utilize the current "dissimilar" goods and services to assist it in determining what additional goods and services offered after the Closing are materially different from those offered by the Company prior to the Closing and accordingly are "dissimilar" for the purposes of this Section. In the event the parties disagree on whether any goods or services are "dissimilar", such a dispute shall be resolved as set forth in
Article VIII of this Agreement.

    3.2      Purchaser's Statement of Future Payments.

             For each Measuring Period, a statement showing the calculation of the amount of Future Payments and Net Revenues shall be prepared by the Chief Financial Officer of the Purchaser and delivered by the Purchaser to the Company within one hundred (100) days after the end of each such period. Subject to the provisions of Article VIII, at the same time, the amount of Future Payments for each of the following Measuring Periods shall be delivered by check to the Company; provided, however, for the first Measuring Period, the amount of Future Payments shall be paid on the next business day following July 1, 2000. The calculation of the amount of Future



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



Payments and Net Revenues in each such statement shall be deemed binding and conclusive unless the Company notifies the Purchaser of any objection to such calculation within twenty (20) days after receipt thereof. Upon receipt of any such objection, the matter shall be resolved as set forth in Article VIII of this Agreement.

    3.3      Access to Business Records.

             The Company shall have a right of reasonable access to the applicable books and records of the Purchaser for the sole purpose of determining that payments required to be made by the Purchaser have been properly calculated . The cost of any such review, including legal and accounting fees, shall be borne by the Company.


 IV.  CONCURRENT AGREEMENTS AND OTHER ACTIONS

    4.1      Employment Agreements.

             Concurrently with the execution of this Agreement, the Purchaser and each of Stephen Dopp, President and CEO of the Company, Robert Merkel, Executive Vice President and CFO of the Company, Boyd Roberts, Vice President of Marketing of the Company, and Laurence Hunn, Vice President, Sales of the Company have entered into employment agreements, in the form set forth as Exhibits F-1 through F-4 (the "Employment Agreements").

    4.2      Lease of Company Facilities.

             Concurrently herewith, the Purchaser and the Company have entered into a lease agreement for the occupancy by the Purchaser of the Company Facilities with an option to purchase the Company Facilities, in the form annexed hereto as Exhibit G (the "Facilities Lease Agreement"). The Company covenants and agrees that for so long as the Facilities Lease Agreement is in effect, the Company will not directly or indirectly create or permit to be created any Lien against the Company Facilities.

    4.3      Other Agreements.

             Concurrently herewith, the Purchaser, HWO and the Company have entered into:

             (a)       the Indemnity Agreement ; and

             (b)      the Non-Competition Agreement .

    4.4      Environmental Indemnity Agreement

             Concurrently herewith, HWO has delivered an Environmental Indemnity Agreement in form and substance satisfactory to the Purchaser.

    4.5      Transfer Tax Liability.

             To the extent that the transfer of any of the Purchased Assets to the Purchaser gives rise to sales tax liability or other transfer, purchase or recordation documentary tax and fees (collectively, "Transfer Taxes"), the Purchaser agrees to pay such Transfer Taxes to the appropriate tax authorities and indemnify and to hold harmless the Company and HWO from any and all liabilities which may be asserted as a result of any such non-payment.

    4.6      Affected Employees.

             The Purchaser shall offer employment to all employees of the Company effective as of the Closing Date. Such personnel who accept such employment (the "Affected Employees") will be employed by the Purchaser with the same salaries and wages under which such Affected Employees were employed by the Company immediately prior to the Closing Date (other than as may be provided in the Employment Agreements referred to in Section 4.1 above). In addition, from and after the Closing Date, the Purchaser shall use its best efforts to provide Affected Employees with the substantially similar health and welfare benefits and 401(k) plan as provided by HMG to its employees generally. With respect to any welfare benefits plans (within the meaning of Section 3(1) of ERISA, maintained by the Purchaser or another subsidiary of HMG in which an Affected Employee may participate on or after the Closing Date, the Purchaser shall use its best efforts to (i) permit those Affected Employees who are eligible as of the Closing Date to participate in the Company's applicable welfare plans to participate immediately in any applicable welfare plan of the Purchaser; (ii) to waive any pre-existing condition limitations and (iii) to give effect in determining deductible and maximum out-of-pocket limitations to claims incurred and amounts paid by and amounts reimbursed to, such employees with respect to similar plans maintained by the Company prior to the Closing Date. Employees of the Company that become employees of the Purchaser shall be subject to all rules, regulations, requirements and policies applicable to all new hires of the Purchaser, which shall be the same as currently provided for employees of HMG, and any such employees who may be subsequently terminated will be entitled to severance benefits in accordance with the policy of the Purchaser as then applicable, which shall be the same as currently provided for employees of HMG. In addition, the Purchaser shall recognize the service credited to the Affected Employee as of the Closing Date to the extent recognized by the Company in determining seniority and vacation eligibility.


                                            V.  REPRESENTATIONS AND WARRANTIES
                                                  OF THE COMPANY AND HWO

             The Company and HWO, jointly and severally, make the following representations and warranties to the Purchaser, each of which shall be deemed material, and the Purchaser, in executing, delivering and consummating the transactions contemplated by this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties.

    5.1      Existence and Corporate Power.

             The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the power to own its property and to carry on its business as now being conducted and to make, execute, deliver and perform this Agreement, the Facilities Lease, the Non-Competition Agreement, the Indemnity Agreement, the Environmental Indemnity Agreement and the Bill of Sale (collectively, the "Transaction Agreements"). The Company is duly qualified to do business and is in good standing in all jurisdictions set forth on Schedule 5.1, which constitute all of the jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of its Business makes such qualification necessary.

    5.2      Power to Sell; Due Authorization.

             The Company has full power and authority to enter into each of the Transaction Agreements and to carry out the transactions contemplated thereby. All necessary corporate and shareholder actions have been taken to authorize the execution and delivery by the Company of each of the Transaction Agreements and the consummation by the Company of the transactions contemplated thereby.

    5.3      Capacity of the Company and HWO.

             HWO is a corporation, duly and validly existing and in good standing under the laws of the State of Delaware, has full power and capacity to make, execute and deliver into each of the Transaction Agreements and to carry out the transactions contemplated thereby, and HWO is the sole shareholder of the Company. There are no subscriptions, options, warrants, rights or calls or other agreements to which the Company or HWO is a party or by which any of them is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of the Company and there are no outstanding securities or assets of the Company convertible or exchangeable, actually or contingently, into shares of common stock or any other securities of the Company.

    5.4      Valid and Binding Agreement.

             Each of the Transaction Agreements has been duly executed by the Company and HWO and assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Company and HWO enforceable against each of them in accordance with its terms.

    5.5      Minute Books.

             The minute books of the Company, as previously made available to the Purchaser, accurately reflect the matters covered therein and neither the Board of Directors nor HWO has taken any actions which in any way alters or contravenes the actions recorded therein.

    5.6      Subsidiaries and Investments.

             Except as set forth on Schedule 5.6, the Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity. Display Innovators Inc. has no assets and has revenues of less than $25,000 for the past 18 months.

    5.7      Balance Sheet; No Material Changes.

             The Company has heretofore furnished the Purchaser with the (a) unaudited consolidated balance sheet of the Company and its subsidiary as of June 30, 1998 ( the "Company Balance Sheet Date"), which balance sheet only includes the category of the Purchased Assets to be acquired by the Purchaser hereunder and the category of Assumed Liabilities to be assumed by the Purchaser hereunder; (b) an unaudited consolidated profit and loss statement of the Company and its subsidiary for the five months ended June 30, 1998 (the "Interim Statement"); and (c) the unaudited consolidated balance sheets of the Company and its subsidiary, as at December 31 of each of the years 1997, 1996 and 1995 inclusive, and the related unaudited consolidated profit and loss statement for the periods then ended. Such financial statements have been prepared in accordance with GAAP, consistently followed throughout the periods indicated, except no notes are included. The Company Balance Sheet fairly presents, in all material respects, in accordance with GAAP, the consolidated "pro forma" financial condition of the Company and its subsidiary at the date thereof, except no notes are included and such balance sheet only includes the categories of Purchased Assets to be transferred and the categories of Assumed Liabilities to be assumed. The Interim Statement fairly presents, in all material respects, in accordance with GAAP, the results of the consolidated operations of the Company and its subsidiary for the period indicated except no notes are included. Such other balance sheets fairly present, in all material respects, in accordance with GAAP, the consolidated financial condition of the Company and its subsidiary at the respective dates thereof, and the related profit and loss statements fairly present, in all material respects, in accordance with GAAP, the consolidated results of the operations of the Company and its subsidiary for the periods indicated except no notes are included. Except as set forth on
Schedule 5.7, since the Company Balance Sheet Date, no event has occurred which has had, or, to the best knowledge of the Company, may be reasonably expected to have, a "Material Adverse Effect" (as hereinafter defined). For purposes of this Agreement, "Material Adverse Effect" shall mean material adverse effect on the assets or liabilities, or on the business or condition, financial or otherwise, or on the results of operations of the Business.

    5.8      Customer List; Deposits.

             Set forth on Schedule 5.8 is a true and complete list of (a) the Company's sales for the three years ended the date hereof on a per customer basis and (b) customer credits, open deposits, advance payments and open purchase orders received as of the Company Balance Sheet Date, indicating for each customer the date on which the deposit was received, the amount of each credit, deposit, open purchase order, and payment, the product(s) ordered, the total purchase price for each such product, the current stage of production and the estimated delivery date for the product(s) ordered. Except as set forth on
Schedule 5.8, each of such customer credits, deposits, advance payments purchase orders represents a bona fide customer order for a product or service that the Company reasonably believes it can deliver in accordance with the specifications and upon the terms agreed to by the Company and the customer.

    5.9      Major Suppliers and Customers.

             (a) Each supplier of goods or services to the Company to whom the Company paid, in the aggregate, $25,000 or more during the 1997 calendar year and the 1998 calendar year up to the Company Balance Sheet Date and each customer who paid or deposited with the Company, in the aggregate, $25,000 or more during such period, is listed on Schedule 5.9, which Schedule in each case reflects the amounts so paid or deposited.

     (b) Except as set forth on Schedule 5.9, the Company is not engaged in any dispute with any of the suppliers or customers listed on Schedule 5.9 and neither the Company nor HWO has any reason to believe that any Material Adverse Effect will occur upon the consummation of this transaction. Moreover, except as set forth on Schedule 5.9, (i) no Customer has informed the Company of its current intention to discontinue or materially decrease the amount of business that it does with the Company; (ii) no account executive/sales representative who handles any account of any Customer has informed the Company or HWO that he or she will, or is currently planning to resign; and (iii) to the best of the Company's knowledge without due inquiry, no Customer is considering discontinuing or materially decreasing the volume of business that it is currently conducting with the Company.

    5.10     Work-in-Process.

             Schedule 5.10 sets forth as of the date hereof the name, aggregate contract price, revenues received to date, balance remaining and work yet to be performed on all projects of the Company then in progress or under contract to be performed.

    5.11     Contracts.

             (a) Set forth on Schedule 5.11 is a list of all the contracts, agreements and other instruments of the Company as of the date hereof related to the Business (the "Contracts"), copies of each of which the Company has delivered to Purchaser.

             (b) All such Contracts are valid, binding and enforceable in accordance with their terms and are in full force and effect; the Company is not in material default, and, to the Company's best knowledge, no condition or event exists or has occurred that, with notice or lapse of time or both, would become a material default under any such Contract; the Company has not made or entered into any warranties or guarantees with respect to products manufactured or sold by the Company, except warranties implied by law; the Company has received no written notice of any default or alleged default under any contract, agreement or instrument which has not heretofore been cured or which notice has heretofore been withdrawn and does not know of any material default thereunder by any other party thereto or by any other person bound thereunder .

             (c) Except as set forth on Schedule 5.11, the Contracts do not provide for any material change, as a result of the consummation of this transaction, in the rentals, fees or other amounts from the amounts presently being paid or received by the Company thereunder.

    5.12     No Material Restrictions.

             Except as set forth on Schedule 5.12 attached hereto, the Company is not subject to, or a party to, any charter, by-law, mortgage, lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which (a) would prevent consummation of the transactions contemplated by this Agreement or the continued operation of the Business hereafter on substantially the same basis as heretofore operated, or (b) would materially restrict the ability of the Purchaser to conduct the Business in substantially the same manner as it is currently conducted.

    5.13     Inventory.

             The Company hereby conveys to Purchaser good and marketable title to the Inventory, free and clear of all Liens. The Inventory is of the same standard and quality presently utilized by the Company in the conduct of the Business and is not in excess of the current requirements of the Business.

    5.14     Machinery and Equipment.

             Schedule 5.14 lists each item of the Company's Machinery and Equipment. Except as set forth on Schedule 5.14, all of such Machinery and Equipment is owned by the Company free and clear of any Liens. The Machinery and Equipment is in a state of good maintenance and repair and is reasonably adequate and suitable for the purposes for which it is being used. There is no machinery, equipment or any other personal property of any third party located at the Company Facilities and, except as set forth on Schedule 5.14, all Machinery and Equipment is located at the Company Facilities.

    5.15     Title to Assets; Tools & Molds; Real Property.

             (a) Except as set forth on Schedule 5.15, the Company holds good and marketable title to the Purchased Assets, free and clear of all Liens. The Purchased Assets are all of the assets used to conduct the Business during the eighteen (18) months prior to the date of the Closing. There are no outstanding options, calls, commitments, or other plans or agreements of any character providing for the purchase or sale of any of the Purchased Assets, other than as contemplated by this Agreement.

     (b) Except as set forth on Schedule 5.15, the Company has good and marketable title in fee simple to the Company Facilities, free and clear of all Liens. To the Company's best knowledge without due inquiry, none of any buildings, structures or appurtenances (or any equipment therein) situated on such real property, nor the operation or maintenance thereof, violates in any material respect any restrictive covenant or any provision of any law, ordinance, rule or regulation, or encroaches on any property owned by others. No condemnation proceedings are pending or, to the best knowledge of the Company, threatened which would preclude or impair in any material respect the use of such property by the Company for the purposes for which it is currently used.

    5.16     Leases.

             Schedule 5.16 attached hereto contains an accurate and complete list of all leases of all real and personal property (whether oral or written) to which the Company is a party. Except as otherwise set forth on Schedule 5.16, each such lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; and there exists no material default or event of default or event, occurrence, condition or act on the part of the Company (including the sale of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition would become a material default or event of default thereunder. The property leased by the Company is in a state of good maintenance and repair and is reasonably adequate and suitable for the purposes for which it is presently being used.

    5.17     Related Party Transactions.

             Except as set forth on Schedule 5.17, the Company has not made any loans to any officer, director, shareholder or employee outstanding on the date of this Agreement, nor entered into any agreement or arrangement with any such person, or with a parent, child, spouse or sibling of such person, in which, to the best knowledge of the Company, such person or any of such relatives has a material direct or indirect economic interest in such arrangement or agreement, other than compensation arrangements in keeping with the usual and customary practices of the Company.

    5.18     Compensation of Employees.

             Set forth on Schedule 5.18 is an accurate and complete list, as of the date hereof, showing the names of all persons employed by the Company in any capacity, their respective titles, job descriptions and dates of hire, and setting forth the present compensation (including, without limitation, salary and bonus) and fringe benefits of each such person. The Company has no employees other than those set forth in Schedule 5.18.

    5.19     Employment Relations.

             Except as set forth on Schedule 5.19:

             (a) the Company is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice;

             (b) no unfair labor practice complaint against the Company is pending;

             (c) there is no labor strike, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened, against the Company;

             (d) no representation question exists respecting the employees of the Company;

             (e) to the best knowledge of the Company, no grievance which is reasonably expected to have a Material Adverse Effect upon the Business exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending, and no claim therefor has been asserted;

             (f) the Company is not a party to any collective bargaining agreement with any union, guild or other collective representative of its employees and no collective bargaining agreement is currently being negotiated by the Company, except that Company has exhibited the collective bargaining agreement to Purchaser which has terminated and Purchaser is familiar with the terms thereof including the provisions of the survival clause; and

             (g)      the  Company  has  not   experienced  any  material  labor
                      difficulty during the last three years.

    5.20     Litigation.

             Except as set forth on Schedule 5.20 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before or, to the best knowledge of the Company, any investigation by any governmental entity or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company, or any of its properties or rights which could have a Material Adverse Effect, or which challenges the Company's right in or title to any of the Purchased Assets. Except as set forth on Schedule 5.20, the Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

     5.21    Violations of Law.

             Except as set forth on Schedule  5.21, the Company is in compliance with all laws, ordinances, regulations, rules, decrees, awards and orders relating to its business and the Purchased Assets, including without limitation all laws, ordinances, regulations, rules, decrees and orders relating to wages, hours, hiring, promotions, retirement, working conditions, air and water pollution, nondiscrimination, health, safety, pensions, benefits, trade regulation, and warranties which non-compliance would reasonably be expected to have a Material Adverse Effect.

    5.22     Insurance.

             Set forth on Schedule 5.23 attached hereto is a list of insurance policies which the Company maintains with respect to the Business, properties or employees, which list is complete and accurate in all material respects. To the knowledge of the Company and HWO, such policies are in full force and effect.

    5.23     Intellectual Properties.

             Schedule 5.23 contains a list of "Intellectual Property Rights" (hereinafter defined) and the agreements under which any third party has granted a license for any Intellectual Property to the Company (other than license agreements for "off the shelf" third party computer software not included within the products or services of the Company). Except as noted on Schedule 5.23, each item of Intellectual Property listed on Schedule 5.23 has been duly registered or recorded with, filed in, or issued by the appropriate domestic or foreign governmental agency, to the extent required, and each such registration, recording, filing and issuance remains in full force and effect. Except as set forth on Schedule 5.23, no claim adverse to the interests of the Company in the Intellectual Property rights or agreements listed on Schedule 5.23 which is reasonably expected to have a Material Adverse Effect has been made in litigation . To the best knowledge of the Company, no such claim has been threatened or asserted and no Person has infringed or otherwise violated the Company's right in any of the Intellectual Property or agreements listed on
Schedule 5.23. Except as set forth on Schedule 5.23, no litigation is pending wherein the Company is accused of infringing or otherwise violating the Intellectual Property right of another, or of breaching a contract conveying rights under Intellectual Property. No such claim has been asserted or to the best knowledge of the Company, threatened against the Company nor, to the Company's best knowledge without due inquiry, are there any facts that would give rise to such a claim. For the purposes of this Section, "Intellectual
Property" means any domestic and foreign patents, patent applications, registered and common law trademarks and service marks, trademark and service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor and trade names.

    5.24     Corporate Names.

             (a) Except as disclosed on Schedule 5.24(a), the Company has not been known by or used any other corporate or fictitious name and no trade name, trademark or service mark other than "Schutz International" is, or ever has been, used by the Company in the conduct of the Business.

     (b) The Company is qualified to do business under the corporate name "Schutz International" being conveyed to Purchaser hereunder in the jurisdictions listed in Schedule 5.1. To the best knowledge of the Company, no third party claims any right, title or interest in (including a lien interest attaching to, or action affecting) the corporate name "Schutz International" in such jurisdictions and, to the Company's best knowledge, no valid basis for such a claim exists and the Company's ownership and use of such name in the jurisdictions so noted, to the Company's best knowledge, does not infringe and is not subject to the rights of any third party. The name "Schutz International" has never been licensed or sublicensed to any third party by the Company.

    5.25     OSHA.

             Except as otherwise provided on Schedule 5.25, during the three years immediately prior to the date of this Agreement, the Company has not been cited for any violations of the Occupational Safety and Health Act of 1970, as amended, nor, to the best knowledge of the Company, are there any citations pending as a result of inspections of the Company or for compliance with such Act. Except as otherwise provided on Schedule 5.25, to the best knowledge of the Company and HWO, each of the conditions which resulted in the issuance of a citation have been abated or otherwise corrected to the satisfaction of the Occupational Safety and Health Administration as of the date of this Agreement.

     5.26    Immigration Matters.

             Except as set forth on Schedule 5.26, the Company has properly completed and maintained Forms I-9 on all persons who became employed by the Company for the past three years, and each alien employee of the Company is employed pursuant to a valid temporary work authorization. Schedule 5.26 lists the names of all alien employees who are required to have temporary work authorizations, the date of their employment and their job titles and responsibilities, and attached to Schedule 5.26 is the Form I-9 for each such person.

    5.27     Investment Representations.

             The Company acknowledges that the Purchase Price Shares being issued by HMG and delivered to the Company hereby are not being registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws and are being offered and issued in reliance upon federal and state exemptions for transactions not involving any public offering. The Company is acquiring the Purchase Price Shares solely for its own account for investment purposes and not with a view to the sale or other disposition thereof within the meaning of the Act, except as may be permitted by such Act and the rules and regulations promulgated under the Act.

     5.28    Brokers.

             Neither the Company nor any third party acting on its behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar Person in respect of any of the transactions contemplated hereby.


   VI.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

             The Purchaser makes the following representations and warranties to the Company and HWO, each of which shall be deemed material, and the Company and HWO, in executing, delivering and consummating the transactions contemplated by this Agreement, has relied upon and will rely upon the truth and completeness of each such representations and warranties:

    6.1      Existence and Corporate Power.

             The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of New York. The Purchaser is duly qualified to do business and is in good standing in all jurisdictions in which the character or location of the properties to be owned or leased by the Purchaser, or the nature of the Business acquired, upon the execution of this Agreement, makes such qualification necessary. HMG is the sole shareholder of the Purchaser.

    6.2      Power to Acquire; Due Authorization.

             The Purchaser has full corporate power and authority to enter into each of the Transaction Agreements and to carry out the transactions contemplated thereby. All necessary corporate and shareholder actions have been taken to authorize the execution and delivery by the Purchaser of each of the Transaction Agreements and the consummation of the transactions contemplated thereby.

    6.3      Valid and Binding Agreement.

             Each of the Transaction Agreements has been duly executed by the Purchaser and, assuming due authorization, execution and delivery by the Company and HWO, constitutes a valid and binding obligation of the Purchaser enforceable against Purchaser in accordance with its terms.

    6.4      Consents.

             Except as disclosed on Schedule 6.4, no consent, approval or authorization of any governmental or other regulatory agencies, foreign or domestic, or of any other Person is required to be received by or on the part of Purchaser to enable it to enter into and carry out this Agreement in all respects.

    6.5      Noncontravention.

             The execution and delivery by the Purchaser of this Agreement, the issuance of the Purchase Price Note and the Purchaser's compliance with the terms and provisions hereof and thereof will not (a) conflict with the certificate of incorporation or the by-laws of the Purchaser, (b) violate any order, writ, injunction, or decree applicable to the Purchaser or (c) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or result in the creation of any Lien upon any asset of the Purchaser under, or create any rights of termination, cancellation, or acceleration in any person under, any contract, agreement, arrangement, commitment, license, lease, easement, permit, right of way or understanding or violate any provisions of any laws, ordinances, rules or regulations or any order, writ, injunction, or decree to which the Purchaser is a party or by which the Purchaser or any of its assets, business or operations is bound.

    6.6      Litigation

             There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Purchaser, any investigation by) any governmental agency or other instrumentality or agency, pending or, to the best knowledge of the Purchaser, threatened, against the Purchaser with respect to this Agreement or the transactions contemplated hereby.

    6.7      Brokers.

             Neither the Purchaser nor any third party acting on its behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar Person in respect of any of the transactions contemplated hereby.


                                             VII. RIGHT OF OFFSET BY PURCHASER

              Any claim by the Purchaser arising under this Agreement or the Indemnity Agreement shall be promptly reimbursed and paid by the Company . Without in any way limiting the foregoing provision, the Purchaser may, at any time, offset and apply against and deduct from (a) amounts due to the Company as Future Payments and (b) amounts payable under the Purchase Price Note any sums not promptly reimbursed hereunder in the manner and according to the procedures set forth in the Indemnity Agreement.

   VIII.  RESOLUTION OF FINANCIAL COMPUTATIONAL DISPUTES

    8.1      Objection.

             If any of the parties objects to the computation of the Closing Balance Statement or the Fixed Purchase Price, as set forth in Article II, or if the Company objects to the calculation of the Future Payments, as set forth in
Article III (collectively or alternatively, the "Disputed Amount"), then the parties shall use their best efforts to promptly resolve such objection. In the event that a Disputed Amount has not been resolved in writing within fifteen
(15) days after the date of receipt by the other parties of the written objection, then the Disputed Amount shall be submitted to (i) an accounting firm mutually acceptable to the Purchaser and the Company or, (ii) in the event the Purchaser and the Company cannot agree on an accounting firm or the agreed-upon firm declines such assignment, either party may request that another accounting firm be selected in conformity with the rules then in effect of the American Arbitration Association but in no event shall an accounting firm that audits the books of HMG or the Purchaser be selected in either case (the "Auditor").

    8.2      Authority of Auditor.

             Nothing herein shall be construed to authorize or permit the Auditor to determine any question or matter whatever under or in connection with this Agreement, except the determination of the adjustments, if any, to be made in the Disputed Amount.

    8.3      Decision of Auditor.

             Within forty five (45) days of the submission of any dispute to the Auditor pursuant to this Article VIII, the Auditor shall render a decision along with a statement of reasons therefor. The decision of the Auditor shall be final and binding upon each party hereto. The Auditor shall determine the party (i.e., the Company or the Purchaser, as the case may be) whose asserted position as to the Disputed Amount is furthest from the determination by the Auditor which non-prevailing party shall pay the fees and expenses of the Auditor.


                                                    IX.  MISCELLANEOUS

    9.1      Statements as Representations.

             All representations and warranties made by any party in this Agreement or any Schedule hereto or any certificate, document or other writing delivered by such party pursuant hereto shall be deemed representations and warranties by such party for all purposes of this Agreement.

    9.2      Survival of Representations.

     (a) The representations, warranties, covenants and agreements of the Company and HWO contained in this Agreement, the Indemnity Agreement, the Environmental Indemnity Agreement or in other related documents delivered by the Company or HWO at the Closing shall survive the Closing, except the representations and warranties of the Company and HWO and the obligations under the Indemnity Agreement shall terminate on July 1, 2000, except (i) as to matters as to which an HMG Indemnified Party (as such term is defined in the Indemnity Agreement) has given a Claims Notice (as such term is defined in the Indemnity Agreement) under Section 4, of the Indemnity Agreement on or prior to such date and (ii) with respect to any claim for Losses (as such term is defined in the Indemnity Agreement) pertaining to a misrepresentation or a breach of representation or warranty under Sections 5.25 or 5.26 or the Company's failure to pay taxes as provided in the Indemnity Agreement. The obligation to indemnify referred to in:
                      (x)      the  preceding   clause  (i)  shall  survive  the
                               expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied; and

     (y) the preceding clause (ii) shall terminate 60 days after the expiration of the relevant Federal, state or local statute of limitations, except as to matters as to which any Indemnified Party (as such term is defined in the Indemnity Agreement) has made a claim for indemnification or given a Claims Notice under Section 4, of the Indemnity Agreement on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

The Indemnity rights granted herein are to be governed by and enforced solely and exclusively in accordance with the terms of the Indemnity Agreement.

     (b) The representations, warranties, covenants and agreements of the Purchaser contained in this Agreement, the Indemnity Agreement or in other related documents delivered by the Purchaser at the Closing shall survive the Closing, except the representations and warranties of Purchaser and the obligations under the Indemnity Agreement shall terminate on July 1, 2000, except as to matters as to which a Company Indemnified Party (as such term is defined in the Indemnity Agreement) has given a Claims Notice (as such term is defined in the Indemnity Agreement) under Section 6 of the Indemnity Agreement on or prior to such date. In such case, such obligation to indemnify shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied. The indemnity rights granted herein are to be governed by and enforced solely and exclusively in accordance with the terms of the Indemnity Agreement.

    9.3      Collection of Accounts Receivable; Cooperation.

             The Company and HWO will use their reasonable commercial efforts to assist the Purchaser in pursuing and completing the collection of accounts receivable as sold to the Purchaser pursuant to this Agreement hereof.

    9.4      Expenses.

             Each party hereto shall pay its own expenses incident to this Agreement and the agreements and transactions contemplated hereby, including all legal and accounting fees and disbursements.

    9.5      Entire Agreement.

             This Agreement, with the Schedules and Exhibits hereto and the certificates, documents, instruments and agreements to be executed and delivered pursuant to this Agreement, records the entire agreement among the parties hereto. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.


    9.6      Amendment and Modification.

             This Agreement may be amended only by a written instrument executed on behalf of each of the parties hereto.

    9.7      Waiver.

             No delay or omission on the part of either the Company or the Purchaser in exercising any right shall operate as a waiver of such right or any other right. A waiver by a party on any one occasion shall not be construed as a bar to or waiver of any rights on any future occasion. The Company, on the one hand, and the Purchaser, on the other hand, may waive in writing the fulfillment by the other parties of any conditions, obligations or agreements herein contained.

    9.8      Severability.

             If any covenant, obligation or agreement of this Agreement or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement to Persons or circumstances, other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each covenant, obligation and agreement of this Agreement shall be separately valid and enforceable to the fullest extent possible.

    9.9      Notices.

             Any notice, request, or instruction required or permitted hereunder party shall be in writing and delivered personally or sent by prepaid registered or certified mail or by express mail or by means of facsimile to the following respective addresses or to such other addresses as the parties may hereafter advise each other in writing. It is agreed and understood by the parties that any such notice shall be deemed given and served on the date personally delivered or transmitted by facsimile ( if electronically confirmed) or a date three (3) days after the date of mailing by airmail post or express mail. Such notice shall be given,

if  to the Company or HWO:              c/o WF Realty Inc.
                                        437 Madison Avenue
                                        New York, New York 10022
                                        Attn.:  Howard Wendy
                                        Fax:   (212) 415- 3502

with a copy to:                         Davis & Gilbert LLP
                                        1740 Broadway
                                        New York, New York 10019
                                        Attn.: Michael D. Ditzian, Esq.
                                        Fax: (212) 468-4888

if  to the Purchaser:                   HMG SCHUTZ INTERNATIONAL, INC.
                                        475 Tenth Avenue
                                        New York, New York 10018
                                        Attn.: Robert V. Cuddihy, Jr.
                                        Fax: (212) 564-3395

with a copy to:                         Parker Duryee Rosoff & Haft, P.C.
                                        529 Fifth Avenue
                                        New York, New York 10017
                                        Attn.: Herbert F. Kozlov, Esq.
                                        Fax: (212) 972-9487

    9.10     No Third-Party Benefits.

             Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.11     Headings.

             The Article and Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions thereof.

    9.12     Further Assurances.

             At any time and from time to time each of the parties shall execute and deliver such other instruments of sale, transfer, and confirmation and shall take such other actions reasonably necessary or appropriate to vest in the Purchaser good and marketable title to the Purchased Assets free and clear of all Liens of any type except as otherwise expressly provided herein, and to vest in the Company the payment of the Purchase Price. The parties agree to execute such additional documents and papers, including without limitation assignment documents to be filed with the Patent and Trademark Office, and to perform and do such additional acts as may be reasonably necessary and proper to effectuate the transactions contemplated by this Agreement .

    9.13     Governing Law; Forum.

             All questions relating to the validity, interpretation and performance of this Agreement shall be determined in accordance with the laws of the State of New York, excluding such state's rules relating to conflicts of laws, and its form, execution, validity, construction and effect shall be determined in accordance with such internal laws. Except as provided in Section
8.1 above, any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement, the Indemnity Agreement or the Non-Competition Agreement shall be brought in the courts of the State of New York, New York County or in the United States District Court for the Southern District of New York, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts for itself or himself the process in any action or proceeding by the mailing of copies of such process to such party at its address as set forth in Section 9.9. The foregoing consent to jurisdiction shall not constitute general consent to service of process in the State of New York for any purpose except as provided above and shall not be deemed to confer rights on any person other than the respective parties to this Agreement.

    9.14     Definitions.

             (a) "Affiliate". As used in this Agreement, an 'affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

     (b) "Best knowledge". Where any representation and warranty contained in this Agreement is expressly qualified by reference to the best knowledge of a party, such term shall be limited to the actual knowledge of the executive officers of such party and knowledge that would have been obtained by such executive officers upon the due inquiry that an executive officer in such person's position would reasonably have made, under the circumstances; provided, however, where the best knowledge is expressly qualified by an absence of due inquiry, such term, "best knowledge without due inquiry" shall be limited to the actual knowledge of the executive officers of such party without the requirement of any inquiry.

             (c) "Person" shall mean and include an individual, a company, a joint venture, a corporation, a trust, an unincorporated organization and a government or other department or agency thereof.

    9.15     Publicity.

             Subject to the provisions of the next sentence, no party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser and the Company. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that any party or any affiliate thereof is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of any applicable stock exchange, or any announcement by any party or any affiliate thereof pursuant to applicable law or regulations.

     9.16    Counterparts;  Binding Effect.

             This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instruments. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

                      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.





                                  HMG SCHUTZ INTERNATIONAL, INC.




                                  SCHUTZ INTERNATIONAL INC.




                                  HWO VENTURES INC.